UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2003

Commission file number: 000-31667

MFC DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3579974 (I.R.S. Employer Identification No.)

271 North Avenue, Suite 520

New Rochelle, NY 10801

(Address of principal executive offices)

(914) 636-3432

(Telephone number)

Item 5. Other Events

During its fiscal year ended February 28, 2003, the registrant (the "Company") successfully completed the conversion of its manual paper-processing system in the Medical Division into a document imaging management system which has reduced the time and cost of servicing its medical customers.  The Company is now offering its customers and prospects in the health care sector similar systems which will allow them to scan documents and retrieve data from anywhere in the world to be viewed and printed anywhere else in the world.

On July 21, 2003, the CEO of the Company commenced discussions  with a privately held company which has developed proprietary software in imaging and information technology, seeking  to enter into a Letter of Intent whereby it would become a subsidiary of the Company.

Such a new subsidiary would provide customers in the education and other targeted markets with innovative imaging and information management systems, including proprietary software, hardware and services, in addition to serving as an Application Service Provider (ASP) to those customers not wishing to purchase the software.  The revenues of the private company grew from $400,000 in 1998 to $1,300,000 in 2002  and it started 2003 with revenues in excess of $500,000 in the first six months, a backlog of orders totaling $375,000 and 52 prospects totaling $4,000,000 in potential contracts.

There is no assurance that the parties will be able to reach agreement on a specific Letter of Intent to combine their operations, nor whether an acquisition will be completed, in the event a Letter of Intent is agreed upon.  The negotiation contemplates an acquisition for common stock of the Company contingent in part on the realization of minimum net income.  The contemplated transaction will require the approval of shareholders of the privately held company but not the approval of shareholders of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MFC DEVELOPMENT CORP.

July 29, 2003	/s/ VICTOR BRODSKY
Victor Brodsky Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)